Exhibit 10.5

SEPARATION AND CONSULTING AGREEMENT – EVAN M. GRUBER

This Separation and Consulting Agreement (“Separation and Consulting Agreement”), is entered as of the 11th day of August 2004, by and between Evan M. Gruber, an individual (“Gruber”), and Modtech Holdings, Inc., a corporation (the “Company”).

WHEREAS, Gruber has been employed as Chief Executive Officer of the Company, pursuant to an Employment Agreement, entered into as of November 7, 2003 (the “Employment Agreement”);

WHEREAS, Gruber and the Company have mutually agreed to terminate their employment relationship upon the terms set forth herein; and

WHEREAS, Gruber and the Company have mutually agreed that Gruber will provide consulting services to the Company for a specified period after the termination of his employment relationship with the Company.

NOW, THEREFORE, in consideration of the covenants undertaken and the releases contained in this Separation and Consulting Agreement, Gruber and the Company agree as follows:

I. Resignation as Chief Executive Officer. Gruber hereby resigns as Chief Executive Officer of the Company effective August 12, 2004 (the “Separation Date”), and the Company hereby accepts such resignation.

II. Resignation as an Employee. Gruber hereby resigns as an employee of the Company effective as of the Separation Date, and the Company hereby accepts such resignation.

III. Resignation as a Director. The Board of Directors of the Company may require Gruber to resign from the Board (and Gruber shall resign) and Gruber may resign from the Board at any time after September 13, 2004. On the date hereof, the Company counsel shall confirm in writing to Gruber that he is, and will be following the Separation Date, covered under the Company’s current D&O policy.

IV. Termination of Employment Agreement. The Employment Agreement shall terminate and shall have no further force or effect upon the execution of this Agreement. All payments due to Gruber from the Company after the effective date hereof shall be determined under this Separation and Consulting Agreement, and no payments shall be made under the Employment Agreement. Notwithstanding the foregoing, Sections 9 and 10 of the Employment Agreement shall continue in force and effect as they relate to Gruber’s past and future services to the Company as a Director and as an employee and Chief Executive Officer of the Company and as a consultant.

V. Transition; Final Paycheck and Bonus. From and after the Separation Date, Gruber shall assist in the transition of his duties and business contacts as a consultant pursuant to the terms set forth below. On or before the Separation Date, the Company shall pay to Gruber all earned, but unpaid compensation through the Separation Date, including salary through the Separation Date, accrued bonus in the amount of $17,619.00, and five days of accrued but unused vacation.

VI. Severance Payment. On or before the Separation Date, the Company shall pay to Gruber severance pay in the lump sum amount of $736,250.00, less tax withholdings and authorized deductions, in lieu of any severance payments or other termination payments provided under the Employment Agreement.

VII. Benefit Continuation.

A. Medical and Dental Coverage. Gruber hereby elects continuation of his and his eligible dependents medical and dental insurance coverage under COBRA. The Company will pay for the premium for such continuation coverage until the earlier to occur of the following: (i) expiration of eighteen (18) months from the Separation Date or (ii) until Gruber or his eligible dependents cease to qualify for such extension of coverage under COBRA.

B. Life Insurance and Long Term Disability. To the extent permitted by the Company’s group insurance policies, the Company will cause to be continued Gruber’s life insurance coverage and long term disability insurance coverage substantially equivalent to the coverage maintained by the Company for Gruber prior to his separation at no premium cost to Gruber. Such coverage will terminate upon the expiration of eighteen (18) months following the Separation Date. If such continuation is not permitted by the Company’s group insurance policies, the Company for a period of eighteen (18) months following the Separation Date will reimburse Gruber for the premium cost incurred to obtain comparable life insurance and long term disability insurance under private policies, up to the amount the Company would have paid to provide such coverage to Gruber had he remained an employee of the Company.

C. Other Benefits. Nothing in this Agreement is intended to deprive Gruber of any vested rights, payments, benefits or service credit for benefits which he earned during employment with respect to any welfare, pension, deferred compensation, or other benefit plan.

VIII. Stock Options. On the Separation Date, Gruber shall receive 18 months of vesting credit with respect to all stock options granted prior to the date hereof as if he had provided services to the Company during such 18 month period. In addition, Gruber shall have twenty-one (21) months from the Separation Date to exercise all or any portion of his vested stock options in accordance with the terms and conditions of such options and the Company’s Stock Option Plan.

IX. Non-Disparagement. Gruber and the Company agree they shall not, directly or indirectly, make or ratify any statement, public or private, oral or written, to any person that disparages, either professionally or personally, the other.

X. Mutual Releases.

A. Gruber, on behalf of himself and his heirs, executors, administrators, successors and assigns, hereby knowingly, voluntarily and irrevocably releases and discharges the Company and its subsidiaries, and any and all of their respective affiliates, current and former officers, employees, agents, directors, legal representatives, attorneys, and any successor or assign or predecessor of any of the foregoing, from any and all claims, charges, actions or causes of action he may have against any such released person, whether known or unknown, from the beginning of time through the date hereof based upon any matter, cause or thing whatsoever related to or arising out of (1) Gruber’s employment with the Company, or any subsidiary or predecessor entity prior to the Separation Date, (2) Gruber’s service as a director of the Company, or any subsidiary or predecessor entity prior to the Separation Date, or (3) the termination of Gruber’s positions with the Company, or any subsidiary or predecessor entity as of or prior to the Separation Date as contemplated by this Agreement; provided, however, that this release shall not limit in any way or constitute a waiver of any rights or claims Gruber may have (i) under this Agreement, (ii) under any applicable insurance policy, (iii) that arise after the Separation Date, (iv) under any stock option, deferred compensation or other similar compensation plan, program, agreement or arrangement, or (v) under any pension, retirement or welfare benefit plan, program, agreement or arrangement.

B. Except as set forth herein, the Company, on behalf of itself and each subsidiary, and any successor or assign of any of the foregoing, hereby knowingly, voluntarily and irrevocably releases and discharges Gruber, his family, estate, legal representatives, agents, attorneys, heirs, executors, successors and assigns, from any and all claims, charges, actions or causes of action any of them may have against any such released person, whether known or unknown, from the beginning of time through the date hereof based upon any matter, cause or thing whatsoever related to or arising out of (1) Gruber’s employment with the

Company, or any subsidiary or predecessor entity prior to the Separation Date, (2) his service as a director of the Company, or any subsidiary or predecessor entity prior to the Separation Date, or (3) the termination of Gruber’s positions with the Company, or any subsidiary or predecessor entity prior to or as of the Separation Date as contemplated by this Agreement; provided, however, that this release shall not limit or waive any rights or claims of the Company or any subsidiary (i) under this Agreement, or (ii) as a result of any acts or omissions by Gruber that constitute fraud or willful misconduct.

XI. Confidentiality. Gruber and the Company agree that the terms and conditions of this Separation and Consulting Agreement shall remain confidential and shall not (except as required by law), disclose them to any other person other than (i) attorneys or any other professional providing advice to Gruber or the Company, or (ii) Gruber’s spouse. Gruber will not respond to or in any way participate in or contribute to any public discussion, notice or other publicity concerning, or in any way relating to, execution of this Separation and Consulting Agreement or the events (including any negotiations) which led to its execution. The parties hereby agree that disclosure of any of the terms and conditions of the Separation and Consulting Agreement in violation of the foregoing shall constitute and be treated as a material breach of this Separation and Consulting Agreement.

XII. Consulting Engagement. The Company hereby engages Gruber and Gruber hereby accepts such engagement, upon the terms and conditions hereinafter set forth, for a twelve (12) month period commencing on the Separation Date (the “Consulting Period”), unless earlier terminated by mutual agreement of the parties.

XIII. Consulting Services.

A. Gruber shall perform reasonable consulting services during the course of his engagement under this Separation and Consulting Agreement which shall include providing advice to and consultation with the Company and its affiliates as the Board may request from time to time (and agreed to by Gruber) on matters with which Gruber was familiar and/or about which Gruber acquired knowledge, expertise and/or experience during the time that Gruber was employed by the Company. Gruber shall not undertake any consulting project for the Company except as requested by the Board.

XIV. Consulting Compensation. The Company shall pay to Gruber a consulting fee of $2,000.00 per day of consulting services to the Company (the “Consulting Fee”). Gruber shall submit invoices monthly in arrears for the consulting services provided the prior month, and such invoices shall be promptly paid by the Company. Gruber agrees that he will be solely responsible for any taxes due as a result of the payment of such Consulting Fee, and Gruber will defend and indemnify the Company from and against any and all losses or liabilities, including defense costs, arising out of Gruber’s failure to pay any taxes due with respect to such Consulting Fee. If the Company determines that applicable law requires that taxes should be withheld from the Consulting Fee, the Company reserves the right to withhold, as legally required, and to notify Gruber accordingly. All services provided by Gruber under Section XVIII. E. shall be considered consulting services hereunder, and subject to the terms and conditions of providing such services set forth herein, and the Company shall be required to pay Gruber the Consulting Fee in connection therewith.

XV. Expenses. Gruber shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him in performance of the services under this Separation and Consulting Agreement upon the presentation of documentary evidence of such expenses.

XVI. Relationship. Gruber shall operate at all times as an independent contractor of the Company. This Separation and Consulting Agreement does not authorize Gruber to act for the

Company as its agent or to make commitments on behalf of the Company. Gruber and the Company intend that an independent contractor relationship be created by this Separation and Consulting Agreement, and nothing herein shall be construed as creating an employer/employee relationship, partnership, joint venture, or other business group or concerted action. Gruber at no time shall hold himself out as an agent of the Company for any purpose, including reporting to any governmental authority or agency, and shall have no authority to bind the Company to any obligation whatsoever.

XVII. Soliciting Employees. Gruber promises and agrees that he will not, for a period of one year following the Separation Date, directly or indirectly solicit any of the Company employees who earned annually $25,000 or more as a Company employee during the last six months of his or her own employment to work for any business, individual, partnership, firm, or corporation.

XVIII. Miscellaneous

A. Successors.

1. This Separation and Consulting Agreement is personal to Gruber and shall not, without the prior written consent of the Company, be assignable by Gruber.

2. This Separation and Consulting Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns and any such successor or assignee shall be deemed substituted for the Company under the terms of this Separation and Consulting Agreement for all purposes. As used herein, “successor” and “assignee” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires the stock of the Company or to which the Company assigns this Separation and Consulting Agreement by operation of law or otherwise. This Agreement shall not be terminated by the Company merging with or otherwise being acquired by another entity, whether or not the Company is the surviving entity, or by the Company transferring all or substantially all of its assets (any such event, an “Acquisition”). In the event of an Acquisition, the surviving entity or transferee, as the case may be, shall be bound by and shall have the benefits of this Agreement, and the Company shall not enter into any Acquisition unless the surviving entity or transferee, as the case may be, agrees to be bound by the provisions of the Agreement.

B. Waiver. No waiver of any breach of any term or provision of this Separation and Consulting Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Separation and Consulting Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

C. Modification. This Separation and Consulting Agreement may not be amended or modified other than by a written agreement executed by Gruber and the Chairman of the Board of the Company.

D. Complete Agreement. This Separation and Consulting Agreement constitutes and contains the entire agreement and final understanding concerning Gruber’s relationship with the Company and the other subject matters addressed herein between the parties, and supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matters hereof. Any representation, promise or agreement not specifically included in this Separation and Consulting Agreement shall not be binding upon or enforceable against either party. This is an integrated agreement.

E. Litigation and Investigation Assistance. As a part of the consulting services described in Section XII, Gruber may be required to provide reasonable cooperation in the Company’s defense against any threatened or pending litigation or in any investigation or proceeding by any governmental agency or body that relates to any events or actions which occurred during the term of Gruber’s employment.

F. Severability. If any provision of this Separation and Consulting Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Separation and Consulting Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Separation and Consulting Agreement are declared to be severable.

G. Choice of Law. This Separation and Consulting Agreement shall be deemed to have been executed and delivered within the State of California, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of California without regard to principles of conflict of laws.

H. Cooperation in Drafting. Each party has cooperated in the drafting and preparation of this Separation and Consulting Agreement. Hence, in any construction to be made of this Separation and Consulting Agreement, the same shall not be construed against any party on the basis that the party was the drafter.

I. Counterparts. This Separation and Consulting Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

J. Arbitration. Any controversy arising out of or relating to this Separation and Consulting Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, shall be submitted to final and binding arbitration, to be held in Orange County, California in accordance with California Civil Procedure Code §§ 1282-1284.2, provided, however, that provisional injunctive relief may, but need not, be sought in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the Arbitrator. In the event either party institutes arbitration under this Separation and Consulting Agreement, the party prevailing in any such proceeding shall be entitled, in addition to all other relief, to reasonable attorneys’ fees relating to such arbitration. The non-prevailing party shall be responsible for all costs of the arbitration, including but not limited to, the arbitration fees, court reporter fees, etc.

K. Supplementary Documents. All parties agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the basic terms and intent of this Separation and Consulting Agreement and which are not inconsistent with its terms.

L. Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

M. Attorneys Fees. The Company shall pay up to $5,000 of the attorney’s fees of Gruber in connection with the preparation, negotiation and execution of this Agreement.

N. Class Leasing. The Company acknowledges that Gruber owns an interest in and operates, and shall continue to own and operate, Class Leasing, and that such ownership and operation by

Gruber shall not constitute a breach of any obligation under this Agreement, provided, however, that nothing in this subsection shall operate as or be construed to be a waiver of any rights or obligations under Section 10 of the Employment Agreement.

I have read the foregoing Separation and Consulting Agreement and I accept and agree to the provisions it contains and hereby execute it voluntarily with full understanding of its consequences.

EXECUTED this 11th day of August 2004, at Riverside County, California.

“Gruber”

/s/ Evan M. Gruber
Evan M. Gruber

EXECUTED this 11th day of August 2004, at Riverside County, California.

“Company”

Modtech Holdings, Inc.

/s/ Charles C. McGettigan
By:	Charles C. McGettigan
Its: Chairman